Exhibit 10.13



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                                        TABLE OF CONTENTS

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                              ARTICLE I PURCHASE AND SALE OF ASSETS

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Section 1.1       Acquired and Excluded Assets................................................1

Section 1.2       Excluded Assets.............................................................3

Section 1.3       Assumed Liabilities.........................................................4

Section 1.4       Excluded Liabilities........................................................4

Section 1.5       Purchase Price..............................................................4

Section 1.6       Purchase Price: Adjustment and Payment Provisions...........................4

Section 1.7       Commission on Sales after Closing...........................................7

Section 1.8       Allocation of Purchase Price for Tax Purposes...............................9

                                     ARTICLE II THE CLOSING

Section 2.1       Closing.....................................................................9

Section 2.2       Deliveries at Closing.......................................................9

Section 2.3       Reconciliation of Funds....................................................11

                    ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.1       Organization...............................................................11

Section 3.2       Authority Relative to this Agreement.......................................12

Section 3.3       Consents and Approvals.....................................................12

Section 3.4       No Violations..............................................................12

Section 3.5       [Intentionally Omitted]....................................................13

Section 3.6       Title to Property..........................................................13

Section 3.7       Brokers....................................................................13

Section 3.8       Compliance with Laws.......................................................13

Section 3.9       Books and Records; Summary of Financial Position...........................13

Section 3.10      Ability to Conduct Business................................................14

Section 3.11      [Intentionally Omitted]....................................................14

Section 3.12      Acquired Contracts.........................................................14

Section 3.13      Taxes......................................................................15

Section 3.14      Seller Benefit Plans.......................................................16

Section 3.15      No Other Representations or Warranties.....................................17

                   ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1       Organization...............................................................17

Section 4.2       Authority Relative to this Agreement.......................................18

Section 4.3       Consents and Approvals.....................................................18

Section 4.4       No Violations..............................................................18

Section 4.5       Brokers....................................................................18

Section 4.6       Financing..................................................................18

                                       ARTICLE V COVENANTS

Section 5.1       Conduct of Business by the Seller Pending the Closing......................19

Section 5.2       Access and Information.....................................................19

Section 5.3       Approvals and Consents; Cooperation; Notification..........................19

Section 5.4       Additional Matters.........................................................20

Section 5.5       Further Assurances.........................................................20

Section 5.6       Cure Costs.................................................................20

Section 5.7       Bankruptcy Actions.........................................................20

Section 5.8       Employment of Business Employees...........................................20

Section 5.9       Books and Records; Personnel...............................................21

Section 5.10      [Intentionally Omitted]....................................................21

Section 5.11      Resolution of Claims.......................................................21

Section 5.12      Non-competition/Non-solicitation...........................................21

Section 5.13      Post Transition Support by Purchaser.......................................22

Section 5.14      Insurance..................................................................22

                                 ARTICLE VI CONDITIONS PRECEDENT

Section 6.1       Conditions Precedent to Obligation of the Seller and the Purchaser.........22

Section 6.2       Conditions Precedent to Obligation of the Seller...........................22

Section 6.3       Conditions Precedent to Obligation of the Purchaser........................23

                         ARTICLE VII TERMINATION, AMENDMENT, AND WAIVER

Section 7.1       Termination by Mutual Consent..............................................23

Section 7.2       Termination by Either the Purchaser or the Seller..........................23

Section 7.3       Effect of Termination and Abandonment......................................23

                            ARTICLE VIII SURVIVAL AND INDEMNIFICATION

Section 8.1       Survival...................................................................24

Section 8.2       Indemnification by Purchaser...............................................24

Section 8.3       Indemnification by the Seller..............................................24

Section 8.4       Notice and Defense of Claims...............................................24

Section 8.5       Liability Minimum and Limit on Liability...................................25

Section 8.6       Exclusive Remedy...........................................................25

                                  ARTICLE IX GENERAL PROVISIONS

Section 9.1       Taxes......................................................................25

Section 9.2       Notices....................................................................25

Section 9.3       Descriptive Headings.......................................................27

Section 9.4       Entire Agreement; Assignment...............................................27

Section 9.5       Governing Law..............................................................27

Section 9.6       Expenses...................................................................27

Section 9.7       Amendment..................................................................27

Section 9.8       Waiver.....................................................................27

Section 9.9       Counterparts; Effectiveness................................................27

Section 9.10      Severability; Validity; Parties in Interest................................27

Section 9.11      Payments Received..........................................................28

                                      ARTICLE X DEFINITIONS
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                          ASSET ACQUISITION AGREEMENT

         THIS ASSET ACQUISITION AGREEMENT, dated as of January 31, 2002 (the "Agreement"), is made by and between Comdisco, Inc., a Delaware corporation (the "Seller"), and T-Systems Inc., a Delaware corporation (the "Purchaser"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article X.

         WHEREAS, the Seller is engaged in the business of leasing and providing remarketing services for distributed computing systems (servers, workstations, personal computers, local area networks and other high technology equipment), acquisition management and expenditure tracking and other services that facilitate equipment procurement and expense tracking (the "Business");

         WHEREAS, the Seller, along with certain of its affiliates, has filed voluntary petitions (the "Petitions") for relief commencing a case (the "Chapter 11 Case") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court");

         WHEREAS, the Purchaser desires to purchase and acquire, and the Seller desires to sell, convey, assign and transfer, the Acquired Assets and the Purchaser is willing to assume, and the Seller desires to assign and delegate to the Purchaser, the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth herein and in accordance with Sections 105, 363 and 365 of the Bankruptcy Code (the "Acquisition").

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS

         Section 1.1 Acquired and Excluded Assets. On the terms and subject to the conditions set forth in this Agreement and pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Seller all right, title and interest of the Seller in and to all rights, properties and assets of the Seller that are listed or described below (collectively, the "Acquired Assets"):

         (a) [Intentionally Omitted]; and

         (b) all rights and incidents of interest to:

         (i) the (A) customer contracts of the Seller listed on Schedule 1.1(b)(i) (the "Customer Contracts") and (B) the master technology services agreements and/or master agreements, and all schedules and supplements thereto in each case to the extent related solely to the Customer Contracts; provided, however, if any such agreements or arrangements described in clause (B) relate to the Customer Contracts and to other businesses of the Seller, such agreements or arrangements shall not be Acquired Assets;

         (ii) the agreements, contracts and arrangements between the Seller and a vendor or other third party listed or described on Schedule 1.1(b)(ii) for the provision of goods or services primarily relating to the provision of services under the Customer Contracts;

         (iii) to the extent assignable, the agreements, contracts and arrangements regarding confidentiality, assignment of invention, non-competition and other employment matters between the Seller and employees of the Seller who are primarily engaged in providing the infrastructure support and management services, including, but not limited to, procurement support, asset management, maintenance and installation of hardware, help desk and program management services for desktop, server and network assets (the "Customer Services") required to be provided by the Seller under the Customer Contracts (such employees are listed on Schedule 1.1(b)(iii) (the "Employees") and, for purposes of this Agreement, such Employees who accept an offer of employment with the Purchaser shall be referred to herein as "Transitioned Employees");

         (iv) [Intentionally Omitted];

         (v) the Tangible Personal Property as defined in Schedule 1.1(b)(v);

         (vi) all rights as of the Closing under all warranties, representations and guarantees made by suppliers, manufacturers and contractors in connection with any of the Acquired Assets;

         (vii) to the extent transferable, all material licenses, permits, authorizations and approvals issued to the Seller by any Governmental Entity primarily relating to any of the Acquired Assets;

         (viii) the books and records of the Seller to the extent specifically relating to the provision of services under the Customer Contracts and listed on Schedule 1.1(b)(viii); and

         (ix) all the rights, properties or assets that are listed or described on Schedule 1.1(b)(ix).

         EXCEPT FOR SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE ACQUIRED ASSETS ARE BEING SOLD ON AN "AS IS," "WHERE IS" BASIS AND SELLER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR OTHERWISE WITH RESPECT TO THE ACQUIRED ASSETS WHICH EXTEND BEYOND THE AFORESAID SPECIFIC REPRESENTATIONS AND WARRANTIES.

         Section 1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, the following rights, properties and assets (collectively, the "Excluded Assets"), among others, will not be included in the Acquired Assets:

         (a) all cash, cash equivalents or marketable securities;

         (b) all of the accounts receivable arising out of the operation of the Customer Contracts calculated on a daily pro rata basis on or prior to the Closing Date;

         (c) all of the agreements, contracts and arrangements that have terminated or expired prior to the Closing in the ordinary course of business;

         (d) any agreement, contract or arrangement or portion thereof not included in the Acquired Assets, including, without limitation, those listed or described on Schedule 1.2(d) (the "Excluded Contracts");

         (e) any agreement, contract or arrangement with respect to which the Purchaser does not assume all liabilities that arise on or after the Closing Date in accordance with the Section 363/365 Order;

         (f) Tangible Personal Property transferred or disposed of in the ordinary course of business;

         (g) [Intentionally Omitted];

         (h) except as listed on Schedule 1.1(b)(viii), the company seal, minute books, charter documents, stock or equity record books and such other books and records as pertain to the organization, existence or capitalization of the Seller as well as any other records or materials relating to the Seller generally and not involving or related to the Acquired Assets;

         (i) all contracts of insurance;

         (j) any right, property or asset that is listed or described on
Schedule 1.2(j);

         (k) the word and name "Comdisco" and the Seller's monograms and other Trademarks or any variations or combinations thereof which include such word or name or any other confusingly similar words, names or other Trademarks;

         (l) all avoidance actions and similar rights and causes of action, including causes of action under Sections 544 through 553 inclusive, of the Bankruptcy Code (solely to the extent that such rights and actions do not contradict the obligations of Seller as set forth in Section 1.4);

         (m) any right the Seller has with respect to a refund for Taxes;

         (n) [Intentionally Omitted];

         (o) except as otherwise specifically provided in this Agreement, all master technology services agreements and/or master agreements, and all schedules and supplements thereto, that relate to the Customer Contracts and to other of the businesses of the Seller; and

         (p) all equipment, including any right, title and interest (including any security interest) of the Seller in any such equipment, leased to third parties pursuant to the Customer Contracts or otherwise provided to third parties pursuant to similar usage agreements.

         Section 1.3 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall assume from the Seller and thereafter pay, perform or otherwise discharge in accordance with their terms, and shall hold the Seller harmless from, all of the liabilities and obligations of the Seller with respect to, arising out of or relating to (collectively, the "Assumed Liabilities") the ownership, possession or use of the Acquired Assets (of any nature or kind, and whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued on a daily pro rata basis, liquidated or unliquidated, real or potential) arising on and after the Closing Date, including, without limitation, all of the obligations and liabilities arising under the agreements, contracts and arrangements included in the Acquired Assets, and liabilities relating to Transitioned Employees as provided in Schedule 5.8.

         Section 1.4 Excluded Liabilities. The Purchaser shall not assume or agree to pay, perform or otherwise discharge any liabilities, obligations or expenses other than the Assumed Liabilities. Without limiting the foregoing, the Purchaser does not assume or agree to pay, perform or otherwise discharge the payables, liabilities and obligations of any nature or kind arising prior to the Closing Date, whether based in common law or statute or arising under written contract or otherwise, known or unknown, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, real or potential, as to which the Seller or any of its affiliates is an obligor or is otherwise responsible or liable.

         Section 1.5 Purchase Price. In consideration for the Acquired Assets, the Purchaser shall, in addition to the assumption of the Assumed Liabilities, pay to the Seller the sum of Six Million Eight Hundred Forty Six Thousand Four Hundred Fifty Two Dollars ($6,846,452.00), subject to adjustment pursuant to
Section 1.6 hereafter (the "Purchase Price"). The Purchase Price will be paid to the Seller as set forth in, and subject to, the terms and conditions of
Section 1.6 below.

         Section 1.6 Purchase Price: Adjustment and Payment Provisions. The Purchaser will pay the Purchase Price in accordance with the following terms and provisions:

         (a) At Closing, the Purchaser shall:

         (i) transfer, assign, convey and deliver to the Seller, and the Seller shall otherwise be entitled to take possession of and retain, the bid deposit amount previously deposited by the Purchaser, in the amount of Four Hundred Twenty Thousand Dollars ($420,000.00), plus interest accrued thereon as of the Closing Date (collectively, the "Bid Deposit Payment"), said Bid Deposit Payment to be free and clear of all liens, claims, encumbrances and security interests. Notwithstanding the foregoing, the Purchaser hereby agrees that the Purchaser shall be solely responsible for payment of all Taxes relating to interest included in the Bid Deposit Payment; and

         (ii) pay the Seller the amount of Four Million Seventy Five Thousand Two Hundred Sixty Nine Dollars ($4,075,269.00) less the Bid Deposit Payment (the "Cash Payment"). The Cash Payment will be made in one lump sum by wire transfer of immediately available funds to an account or accounts designated by the Seller. The Bid Deposit Payment and the Cash Payment, taken together, in the amount of Four Million Seventy Five Thousand Two Hundred Sixty Nine Dollars ($4,075,269.00), will be collectively referred to in this Agreement as the "First Payment".

         (b) On or before the date that is nine (9) months after the Closing Date, the Purchaser will pay to the Seller the amount of Two Million Three Hundred Sixty Three Thousand Six Hundred Fifty Six Dollars ($2,363,656.00). Purchaser's obligation to make such payment is unconditional and shall not be subject to setoff or reduction in respect of any amount owed or claimed to be owed by the Seller or any of its affiliates.

         (c) The Purchaser will pay the balance of the Purchase Price, Four Hundred Seven Thousand Five Hundred Twenty Seven Dollars ($407,527.00) (the "Holdback"), in accordance with the following terms and conditions. After any adjustments required by the terms of this Section 1.6, the Holdback will be paid as set forth below:

         (i) Schedule 1.6 sets forth an estimated gross profit of approximately $16,768,000.00 in the aggregate (the "Projected Gross Profits") to be earned from the Customer Contracts for the period from January 1, 2002 until the end of the contract terms of the Customer Contracts (for each of the Customer Contracts, the "Runoff Term").

         (ii) In order to verify the Projected Gross Profits, the Purchaser, within seven (7) months after the Closing Date, will verify the assumptions and basis underlying the gross profit projections set forth on Schedule 1.6 for each of the Customer Contracts, in the aggregate, for the first six (6) months following the Closing Date (the "Evaluation Period"). Such verification will be limited to reviewing the following items only: (a) the Customer Contracts; (b) the vendor contracts listed on Schedule 1.1(b)(ii); (c) actual customer invoices; (d) actual vendor invoices; and (e) salary, incentive bonus and retention bonus expenses for those certain Employees used to calculate the "Projected Comdisco Cost Only" listed on Schedule 1.6. Based on the foregoing verification, the Purchaser will adjust, if necessary, the estimated gross profit from the Customer Contracts in the aggregate over the Runoff Term (the "Verified Projected Gross Profits"). For the sake of clarity, the parties hereto do not intend for the Projected Gross Profits to be measured against the actual results obtained by the Purchaser in operating under the Customer Contracts, but rather that the verification of Projected Gross Profits shall be limited to a review of the underlying assumptions and basis for the Projected Gross Profits as set forth in Schedule 1.6.

         (iii) In the event the Verified Projected Gross Profits is less than the Projected Gross Profits, the Purchaser will decrement the Holdback on a dollar for dollar basis for the difference. The final payment made after such adjustment will be referred to as the "Holdback Payment". If the Purchaser decrements the Holdback pursuant to the terms of this Section 1.6(c)(iii), the Purchaser will be entitled to retain any balance of the Holdback remaining after the payment to the Seller of the Holdback Payment, and the Purchase Price will be adjusted accordingly. In no event shall the decrement to the Holdback pursuant to the terms of this Section 1.6(c) exceed the sum of Four Hundred Seven Thousand Five Hundred Twenty Seven Dollars ($407,527.00).

         (iv) In the event the Verified Projected Gross Profits are equal to or greater than the Projected Gross Profits, the Purchaser will pay the Seller the full amount of the Holdback.

         (v) The Purchaser shall perform the calculations specified above in Sections 1.6(c)(ii), 1.6(c)(iii) and 1.6(c)(iv) and shall notify the Seller in writing of the detail and result of those calculations (the "Holdback Notice") not later than eight (8) months after the Closing Date (the "Holdback Notice Date"). If the Purchaser fails to notify the Seller of the detail and result of such calculations by the Holdback Notice Date, the Purchaser waives any and all rights to decrement the Holdback pursuant to this Section 1.6(c), and the Seller shall be entitled to receive the full amount of the Holdback as the Holdback Payment. If the Seller disputes the Purchaser's calculations, the Seller must notify the Purchaser in writing within thirty (30) days of the Holdback Notice Date. If the Seller does not timely serve notice of the Seller's objections, the Purchaser's calculations shall be conclusive and binding. If the Seller disputes the Purchaser's calculations, the Purchaser and the Seller agree to work in good faith to establish a final calculation reasonably acceptable to both parties as promptly as practicable.

         (vi) In the event that the Purchaser and the Seller are unable to establish a final calculation of the Holdback Payment that is reasonably acceptable to both parties, within ninety (90) days of the Holdback Notice Date, at the election of either party by notice to the other, the final calculation of the Holdback Payment will be settled exclusively by arbitration as provided in this Section 1.6(c)(vi). The arbitration and all preliminary proceedings related thereto will be conducted in accordance with such rules as may be agreed upon by the parties, or failing such agreement on such rules, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"), as amended from time to time and as modified by this Agreement. The dispute will be presented to an arbitrator sitting in Chicago, Illinois. If, within thirty (30) days of the date of the election by a party to submit the dispute to arbitration, the parties have been unable to agree on an arbitrator, the parties, or either of them, may submit the dispute to the AAA for arbitration. If, within fifteen (15) days after the AAA has provided a list of possible arbitrators, the parties are unable to agree on an arbitrator, then either of the parties may request that the AAA select the arbitrator. The arbitrator will possess appropriate business experience in the principal issues in dispute and will be independent of the Purchaser and the Seller. The arbitrator will be officed in the Chicago, Illinois metropolitan area. Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within sixty (60) days of submission of the dispute to arbitration. The arbitrator will render the final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. The arbitrator will state the factual basis for the award. The decision of the arbitrator will be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C.ss.1, et seq., and except for errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment will not be required to make such award effective.

         (vii) Except for any amount in dispute under this Section 1.6, the Purchaser will pay the Holdback Payment or the Holdback, as applicable, to the Seller on the date that is nine (9) months from the Closing Date (the "Holdback Period").

         (viii) Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Holdback Payment be negatively impacted by, among other things: (a) actions taken solely by the Purchaser with respect to any of the Customer Contracts after the Closing Date that adversely affect the actual gross profits or revenue realized from the Customer Contracts during the Evaluation Period; (b) receivable collectibility; (c) delivery failures after the Closing Date unless due to a breach by the Seller under the Software License Agreement; (d) defaults by customers under the Customer Contracts; or
(e) actions mutually agreed upon by the parties hereto.

         (d) The Purchase Price and the First Payment shall be reduced by Twelve Thousand One Hundred Twelve Dollars ($12,112.00) for each calendar day after January 1, 2002 through and including the Closing Date, until the Closing occurs; provided, however, that neither the Purchase Price nor the First Payment shall be reduced as otherwise provided in this Section 1.6(d) if such delay in Closing is in any way attributable to the Purchaser's material breach of the terms of this Agreement, provided that the Seller is not in material breach of any of the terms of this Agreement.

         Section 1.7 Commission on Sales after Closing.

         (a) The Purchaser anticipates acquiring per contract revenue for each of the Customer Contracts, as set forth under the "Revenue" heading in
Schedule 1.6 (the "Projected Revenue") during the Runoff Term.

         (b) As detailed below, for qualified increases or adjustments (including, but not limited to, contract extensions, increased seat counts, utilization of demand services, additional site rollouts and new sales to existing customers) ("Adjustments") made to the existing scope of the Customer Services provided under each of the Customer Contracts, the Purchaser will pay to the Seller eight percent (8%) of any additional committed sales or revenue as calculated on a contract-by-contract basis for each of the Customer Contracts (as opposed to the aggregate Projected Revenue for all Customer Contracts combined), derived from such Adjustments (the "Additional Revenue"). Purchaser's obligation to pay such Additional Revenue is unconditional and shall not be subject to setoff or reduction in respect of any amount owed or claimed to be owed by the Seller or any of its affiliates.

         (c) In order to qualify for payment under this Section 1.7(c), Adjustments must be made during the period of time starting on the day after the Closing Date and extending through the last day of the twenty-third (23rd) calendar month thereafter (the "Adjustment Period"), regardless of whether the Customer Services to be provided pursuant to such Adjustments are actually commenced. Adjustments contemplated by the express terms of the Customer Contracts, and/or any Additional Revenue that is generated by the Customer Contracts in the course of the performance of the Customer Services, that result in per contract revenue greater than that specified on Schedule 1.6, on a contract-by-contract basis, for each of the Customer Contracts will qualify for the payment as provided in Section 1.7(b). In addition, renewals and/or extensions of the Customer Services set forth in the Customer Contracts as of the Closing Date, and any sales of the Purchaser's information technology management services, that result in per contract revenue greater than that specified on Schedule 1.6, on a contract-by-contract basis, for each of the Customer Contracts will qualify for the payment as provided in Section 1.7(b).

         (d) The Seller will not have any right to receive any payments under
Section 1.7(b) for: (a) revenue attributable to sales of any services to any entity other than the customers specified in the Customer Contracts; or (b) any sales to the customers specified in the Customer Contracts other than the services contemplated by the terms of Section 1.7(c) above (i.e., sales of network management services are not included).

         (e) The Purchaser will determine the Additional Revenue expected by the Purchaser, on a contract-by-contract basis, within seven (7) days after the date that the Purchaser enters into an Adjustment to a Customer Contract during the Adjustment Period. Any such Additional Revenue shall be paid to the Seller according to the following schedule: (a) within forty-five (45) days of the Purchaser entering into any Adjustment, twenty-five percent (25%) of any such Additional Revenue; (b) within six (6) months thereof, another twenty-five percent (25%) of any such Additional Revenue; (c) within twelve
(12) months thereof, another twenty-five percent (25%) of any such Adjustment Payment; and (d) within eighteen (18) months thereof, the final twenty-five percent (25%) of any such Additional Revenue. The expiration of the Adjustment Period shall not limit the Purchaser's obligation to make the foregoing payments with respect to an Adjustment occurring during the Adjustment Period. Additional Revenue will be paid to the Seller on a contract-by-contract basis according to the foregoing schedule regardless of whether such revenue is actually realized by the Purchaser. The Purchaser shall provide the Seller with quarterly written reports that compare and itemize, on a contract-by-contract basis, the actual revenues and Additional Revenues realized by the Purchaser during such calendar quarter to the corresponding periodic Projected Revenue for such calendar quarter.

         (f) Notwithstanding anything to the contrary in Section 1.7, for the duration of the Adjustment Period, the Purchaser agrees that any Additional Revenue attributable solely to a customer seat buy-down Adjustment under the terms of the Deluxe Corporation Customer Contract listed on Schedule 1.1(b)(i) shall be paid to the Seller as follows: (i) within five (5) days after the date that the Purchaser receives payment of such customer seat buy-down Adjustment, the Purchaser shall pay to the Seller one hundred percent (100%) of the portion of such Additional Revenue that is allocable to the provision of leased equipment, hardware and other assets as provided in the Deluxe Agreement; and (ii) within thirty (30) days after the date that the Purchaser receives payment of such customer seat buy-down Adjustment, the Purchaser shall pay to the Seller the sum of eight percent (8%) of the portion of such Additional Revenue that is allocable to the provision of Customer Services. Except as expressly provided in this Section 1.7(f), Purchaser shall pay all other Additional Revenue to the Seller pursuant to the terms otherwise set forth in Section 1.7.

         Section 1.8 Allocation of Purchase Price for Tax Purposes. The Seller and the Purchaser agree that the allocation of the Purchase Price and the Assumed Liabilities to the Acquired Assets shall be as set forth on Schedule
1.8 attached hereto, which has been approved by arm's length negotiation. If there is any adjustment to the First Payment, other payment, or the Assumed Liabilities, the Seller and the Purchaser agree to make appropriate adjustments to the allocation set forth in Schedule 1.8 attached hereto. The Seller and the Purchaser shall be bound by such allocation (and if necessary, any revised allocation), and shall file, or cause to be filed, all applicable federal, state, local and foreign income, franchise and excise Tax Returns in a manner that is consistent with such allocation, unless otherwise required by law, in which case the party making such a determination will notify the other party of that determination as promptly as possible with the justification therefore. If the allocation set forth on Schedule 1.8 is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto concerning the existence of such dispute and the parties shall consult with each other with respect to all issues related to the allocation in connection with such dispute.

                                  ARTICLE II

                                  THE CLOSING

         Section 2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place (i) at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 West Wacker Drive, Chicago, Illinois 60606 at 10:00 a.m. on February 28, 2002 or (ii) at such other time, date and place as shall be fixed by agreement among the parties (the date of the Closing being herein referred to as the "Closing Date"). Except as otherwise expressly provided herein, the Closing shall be deemed effective for tax, accounting and financial purposes as of the close of business on the Closing Date.

         Section 2.2 Deliveries at Closing.

         (a) At the Closing, or as otherwise specified in this Section 2.2(a), the Seller shall deliver to the Purchaser:

         (i) a duly executed bill of sale and assignment, substantially in the form of Exhibit A attached hereto, transferring the Acquired Assets to the Purchaser;

         (ii) all other conveyance documents reasonably necessary to transfer to the Purchaser the Acquired Assets;

         (iii) if applicable, the Acquired Assets by making the Acquired Assets available to the Purchaser at their present location;

         (iv) the general assumption agreement to be entered into between the Seller and the Purchaser (the "Assumption Agreement"), substantially in the form of Exhibit B attached hereto, duly executed by the Seller evidencing the assignment and assumption by the Purchaser of the Assumed Liabilities;

         (v) a duly executed Software License Agreement (the "Software License Agreement"), substantially in the form of Exhibit C attached hereto, duly executed by the Seller;

         (vi) the transition services agreement to be entered into between the Seller and the Purchaser (the "Transition Services Agreement"), substantially in the form of Exhibit D attached hereto, duly executed by the Seller;

         (vii) the Deluxe Agreement to be entered into by the Seller and the Purchaser (the "Deluxe Agreement"), the form and terms of which will be reasonably agreed upon by the parties hereto on or prior to February 10, 2002, duly executed by the Seller;

         (viii) to the extent included in the Acquired Assets, all the Customer Contracts, including all schedules, attachments, exhibits, or amendments thereto and all correspondence and service, support and maintenance records relating thereto within the Seller's possession or control;

         (ix) to the extent included in the Acquired Assets, all subcontracts and supplier agreements relating to the Customer Contracts, including all schedules, attachments, exhibits or amendments thereto and all correspondence and other available records relating to such subcontracts within the Seller's possession or control;

         (x) to the extent included in the Acquired Assets, all issue logs and financial information (including accounting and payment records) relating to each of the Customer Contracts and the subcontractors and supplier agreements described in (viii) and (ix) above;

         (xi) within ten (10) business days after Closing, copies, and not originals, of all personnel files relating to the Transitioned Employees, subject to the Transitioned Employee signing a written consent releasing such files, and an assignment to the Purchaser of all of the Seller's rights under any and all agreements with the Transitioned Employees, duly executed by the Seller; and

         (xii) all other previously undelivered certificates and other closing documents required to be delivered by the Seller to the Purchaser at or prior to the Closing Date in connection with the Acquisition.

         (b) At the Closing, the Purchaser shall deliver to the Seller:

         (i) the Cash Payment by wire transfer in immediately available funds to an account or accounts designated by the Seller;

         (ii) the Assumption Agreement duly executed by the Purchaser;

         (iii) the Transition Services Agreement duly executed by the Purchaser;

         (iv) the Software License Agreement duly executed by the Purchaser;

         (v) the Deluxe Agreement duly executed by the Purchaser; and

         (vi) all other previously undelivered certificates and other closing documents required to be delivered by the Purchaser to the Seller at or prior to the Closing Date in connection with the Acquisition.

         Section 2.3 Reconciliation of Funds. The parties hereby agree that, notwithstanding anything to the contrary in this Agreement, all revenues to be paid by customers for Customer Services rendered on or prior to the Closing Date will accrue to the benefit of the Seller, and all revenues to be paid by customers for Customer Services rendered after the Closing Date will accrue to the benefit of the Purchaser. Both revenues and liabilities will accrue on a pro rata basis for the number of days elapsed in the month. To the extent that either party receives funds that accrue to the other party, each party agrees that such funds will be forwarded to the other party with reasonable promptness.

                                 ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

         Except as disclosed in the written statement delivered by the Seller to the Purchaser at or prior to the execution of this Agreement (the "Seller Disclosure Schedule"), which shall be attached hereto and made part hereof, or in the Seller SEC Documents, the Seller represents and warrants to the Purchaser as follows:

         Section 3.1 Organization. The Seller is validly existing and in good standing (or its equivalent) under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect. The Seller is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified, licensed and in good standing would not have a Material Adverse Effect. The Seller has heretofore made available to the Purchaser a complete and correct copy of the organizational documents of the Seller, as currently in effect.

         Section 3.2 Authority Relative to this Agreement. The Seller has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and of the other agreements contemplated hereby by the Seller and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. Subject to the entry and effectiveness of the Section 363/365 Order, this Agreement has been duly and validly executed and delivered by the Seller and (assuming this Agreement constitutes a valid and binding obligation of the Purchaser) constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         Section 3.3 Consents and Approvals. No consent, approval, or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the Acquisition, except (a) for consents, approvals or authorizations of, or declarations or filings with, the Bankruptcy Court, and
(b) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

         Section 3.4 No Violations. Assuming that the consents, approvals, authorizations, declarations, and filings referred to in Section 3.3 have been made or obtained and shall remain in full force and effect and the conditions set forth in Article VI shall have been satisfied or waived, neither the execution, delivery, or performance of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof or of the agreements contemplated hereby will (a) conflict with or result in any breach of any provisions of the certificate of incorporation or bylaws of the Seller,
(b) result in a violation, or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under any of the terms, conditions or provisions of any contract (including the Customer Contracts), agreement or arrangement that is included as an Acquired Asset or any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation by which the Seller's properties or any of the Acquired Assets may be bound or affected or (c) violate any federal, state, local, foreign or administrative order, writ, injunction, decree, judgment, principal of common law, constitution, statute, rule or regulation ("Legal Requirements") applicable to the Seller, its subsidiaries or the Acquired Assets, except in the case of clauses (b) or (c) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that (i) would not individually or in the aggregate have a Material Adverse Effect or (ii) are excused by or unenforceable as a result of the filing of the Petitions.

         Section 3.5 [Intentionally Omitted]

         Section 3.6 Title to Property. Upon the entry and effectiveness of the Section 363/365 Order, the Seller will have the power and right to sell, or assign, transfer and deliver, as the case may be, to the Purchaser the Acquired Assets and, on the Closing Date, will sell, assign, transfer and deliver the Acquired Assets free and clear of all liens, claims, encumbrances and security interests.

         Section 3.7 Brokers. Except for Goldman, Sachs & Co., no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Seller in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

         Section 3.8 Compliance with Laws.

         (a) The Seller is, and has been, in compliance with each Legal Requirement that is or was applicable to the Acquired Assets or the employment of the Employees, except where the failure to be in such compliance would not have a Material Adverse Effect.

         (b) Except as would not reasonably be likely to have a Material Adverse Effect, the Seller currently holds all permits, license, authorizations, certificates, exemptions and approvals of Governmental Entities (collectively, "Permits") necessary or proper for the current use and operation of the Acquired Assets held by the Seller, and, to the knowledge of the Seller, all such Permits are in full force and effect. Except as would not reasonably be likely to have a Material Adverse Effect, as of the date hereof, the Seller has not received written notice from any Governmental Entity and no proceeding is pending or, to the knowledge of the Seller, threatened, revoking, modifying or refusing to renew any Permit or providing notice of violations under any Permit.

         Section 3.9 Books and Records; Summary of Financial Position.

         (a) The books, records and accounts of the Seller maintained with respect to the Acquired Assets accurately and fairly reflect, in reasonable detail, in all material respects, the transactions and the assets and liabilities of the Seller with respect to the Acquired Assets, including the employment of the Transitioned Employees by Seller. The Seller has not: (i) engaged in any material transactions with respect to the Acquired Assets; (ii) maintained any bank account for the Acquired Assets; or (iii) used any of its funds in connection with the Acquired Assets, except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Seller.

         (b) All records delivered or exhibited to Purchaser in connection with the Acquired Assets were prepared on a basis consistent with prior practices of the Seller and fairly present, in all material respects, what they purport to present as of their respective dates noted thereon.

         (c) Schedule 3.9(c) sets forth certain historical data relating to the Customer Contracts.

         Section 3.10 Ability to Conduct Business. Except for this Agreement or pursuant to the Chapter 11 Case, there is no agreement, judgment, injunction, order or decree binding upon the Seller which has or would reasonably be expected to have the effect of prohibiting or impairing the use of the Acquired Assets.

         Section 3.11 [Intentionally Omitted].

         Section 3.12 Acquired Contracts.

         (a) Enforceability; etc.

         (i) Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, each Customer Contract and each other contract included in the Acquired Assets (with the Customer Contracts, the "Acquired Contracts") is a valid, binding and enforceable agreement of the Seller and is in full force and effect and is enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. Except as set forth in Schedule 3.12(a)(i), the Seller is not in default or breach under any of the terms of any Acquired Contract and no party thereto (other than the Seller) is in default of payment under the terms of any such Acquired Contract and, to the knowledge of the Seller, no party thereto is in non-payment default or breach under any of the terms of any such Acquired Contract;

         (ii) the Seller has made available to the Purchaser complete and accurate copies of all of the Acquired Contracts, and such documents are the only documents executed relating to the obligations of the Seller to the customers or other parties named therein;

         (iii) the Acquired Contracts conform with all Legal Requirements, except where the failure to so conform would not have a Material Adverse Effect;

         (iv) to the knowledge of the Seller, all signatures, names, addresses, amounts, descriptions and other statements and facts contained in the Acquired Contracts are genuine, true and accurate;

         (v) except as set forth on Schedule 3.12(a)(v), to the knowledge of the Seller, there are no disputes concerning the Acquired Contracts and the Acquired Contracts are not subject to any defenses, setoffs or counterclaims of any kind, and no suit or any legal action or proceeding, administrative, judicial or otherwise has been brought or, to the Seller's knowledge, threatened to be brought by or against Seller in connection therewith; and

         (vi) to the knowledge of the Seller, as of the date of this Agreement, no party, other than Seller, to an Acquired Contract is the subject of any bankruptcy or insolvency proceeding.

         (b) Customer Records; Information on Schedules. Except as would not reasonably be likely to have a Material Adverse Effect, each of the Seller's reports, ledger cards and other records pertaining to the Customer Contracts are accurate in all material respects, and all information contained on the Schedules attached to this Agreement, including, without limitation, information regarding the unpaid balances owing on the Customer Contracts, is accurate.

         (c) Payments on Customer Contracts. To the knowledge of the Seller, no payments made on the Customer Contracts were made by any guarantor of a customer's obligations or made or financed, directly or indirectly, by the Seller or any of its Affiliates. To the knowledge of the Seller, no payment has been made on a Customer Contract attributable to any time after the Closing Date.

         Section 3.13 Taxes.

         (a) Definitions. For purposes of this Agreement:

         (i) The term "Tax" means any of the Taxes, and "Taxes" means (A) all net income, capital gains, gross income, gross receipts, sales, use, ad valorem, franchise, capital, profits, license, and other withholding, employment, social security, payroll, transfer, conveyance, documentary, stamp, property, value added, customs duties, minimum taxes, estimated and any other taxes, fees, charges, levies, excises, duties or assessments of any kind whatsoever, together with additions to tax or additional amounts, interest and penalties relating thereto that may be imposed by the federal government or any state, local or foreign government and (B) any liability of the Seller for the payment of any amount of any type described in clause (A) as a result of the Seller being a transferee or a member of an affiliated or combined group prior to the Closing,

         (ii) "Tax Returns" means all returns, reports, statements and forms required to be filed in respect of any Tax, and

         (iii) "Code" means the Internal Revenue Code of 1986, as amended including the rules and regulations thereunder and any substitute or successor provisions.

         (b) The Seller has paid or finally settled all Taxes relating to the Acquired Assets that have become due and payable for any taxable period or portion of any taxable period, ending on or prior to the date of this Agreement. The Seller has properly filed on a timely basis all Tax Returns relating to the Acquired Assets for any taxable period or portion of any taxable period ending on or prior to the date of this Agreement. With respect to any period for which Tax Returns relating to the Acquired Assets have not yet been filed, or for which Taxes relating to the Acquired Assets are not yet due or owing, the Seller has made due and sufficient accruals for such Taxes on its books and records.

         (c) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Acquired Assets.

         (d) All sales, use and property taxes required to be collected or paid by the Seller with respect to the Acquired Assets have been timely collected and paid.

         (e) The Seller has not received from any Governmental Entity or other taxing authority any written notice of proposed adjustment, deficiency or underpayment of any sales, use or property taxes required to be paid by the Seller with respect to the Acquired Assets. There are no claims that have been asserted or threatened relating to such taxes against Seller, and there are no agreements for the extension of time for the assessment of any such taxes.

         (f) The Seller is a United States person within the meaning of the Code.

         Section 3.14 Seller Benefit Plans.

         (a) Schedule 3.14(a) includes a list of each material employee benefit plan, program, arrangement and contract (including, without limitation, any "Employee Benefit Plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained or contributed to by the Seller for the benefit of any Employees (collectively, the "Seller Benefit Plans"). The Seller has made available to the Purchaser true and correct copies of (i) the Seller Benefit Plans and (ii) the most recent summary plan description for each Seller Benefit Plan for which a summary plan description is required.

         (b) Each of the Seller Benefit Plans has been operated and administered in all material respects in accordance with all Legal Requirements, including, but not limited to, ERISA and the Code. Each Seller Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS and, to the knowledge of the Seller, no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification or would have a Material Adverse Effect, individually or in the aggregate, on such Seller Benefit Plan.

         (c) The Seller is not a party to any collective bargaining or other labor union contract applicable to the Employees and no collective bargaining agreement is being negotiated by the Seller with respect to the Employees. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Seller, pending or threatened in writing. As of the date of this Agreement, to the knowledge of the Seller, the Seller has not committed any unfair labor practices in connection with the Employees, and there is no charge or complaint against the Seller by the National Labor Relations Board or any comparable state agency pending or threatened in writing.

         (d) Except as set forth on Schedule 3.14(d), none of the Seller Benefit Plans provides or promises to provide retiree medical or life insurance benefits.

         (e) The Seller does not currently sponsor or contribute to or, within the last six years, sponsored or contributed to a Seller Benefit Plan that is
(i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a "multiemployer plan" within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or (iii) a "multiple employer plan" which is or has been subject to Sections 4063 or 4064 of ERISA.

         (f) To the Seller's knowledge, each Seller Benefit Plan that is an employee welfare benefit plan complies and has complied with the continuation coverage ("COBRA") requirements of Section 4980B of the Code to the extent such Section is applicable to the Seller Benefit Plan.

         (g) As of the date of this Agreement, the Seller is in compliance with the requirements the Workers Adjustment and Restraining Notification Act ("WARN") and has no outstanding liabilities pursuant to WARN.

         Section 3.15 No Other Representations or Warranties. EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY AGREEMENT, INSTRUMENT, CERTIFICATE OR OTHER DOCUMENT CONTEMPLATED HEREBY, (I) THE SELLER MAKES NO REPRESENTATION OR WARRANTY, (WHETHER ARISING UNDER STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE) EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, RELATING TO THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY AS TO VALUE, MERCHANTABILITY, NON-INFRINGEMENT FITNESS FOR A PARTICULAR PURPOSE OR FOR ORDINARY PURPOSES, OR ANY OTHER MATTER, (II) THE SELLER MAKES NO, AND HEREBY DISCLAIMS ANY, OTHER REPRESENTATION OR WARRANTY REGARDING THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES AND (III) THE ACQUIRED ASSETS, AND THE ASSUMED LIABILITIES BEING TRANSFERRED TO THE PURCHASER ARE CONVEYED ON AN "AS IS, WHERE IS" BASIS AS OF THE CLOSING, AND THE PURCHASER SHALL RELY UPON ITS OWN EXAMINATION THEREOF. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE SELLER MAKES NO REPRESENTATION OR WARRANTY REGARDING ANY ASSETS OTHER THAN THE ACQUIRED ASSETS OR ANY LIABILITIES OTHER THAN THE ASSUMED LIABILITIES, AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY.

                                  ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Seller as follows:

         Section 4.1 Organization. The Purchaser is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary.

         Section 4.2 Authority Relative to this Agreement. The Purchaser has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate actions. This Agreement has been duly and validly executed and delivered by the Purchaser and (assuming this Agreement constitutes a valid and binding obligation of the Seller) constitutes a valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

         Section 4.3 Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by the Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.4 No Violations. Neither the execution, delivery or performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the articles or certificate of incorporation, as the case may be, or bylaws of the Purchaser, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension, or revocation) under any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or the Purchaser's properties or assets may be bound or affected, (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Purchaser or the Purchaser's properties or assets, (d) result in the creation or imposition of any encumbrance on any asset of the Purchaser or (e) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Purchaser to conduct its business as currently conducted, except in the case of clauses (b), (c), (d) and (e) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations that would not individually or in the aggregate have a Material Adverse Effect.

         Section 4.5 Brokers. No person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Purchaser in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

         Section 4.6 Financing. As of the date hereof, the Purchaser has, and on the Closing Date, the Purchaser will have sufficient funds available to deliver the Cash Payment to the Seller and consummate the transactions contemplated by this Agreement. Upon the consummation of the Acquisition, (i) the Purchaser will not be insolvent, (ii) the Purchaser will not be left with unreasonably small capital, (iii) the Purchaser will not have incurred debts beyond its ability to pay such debts as they mature and (iv) the capital of the Purchaser will not be impaired.

                                  ARTICLE V

                                   COVENANTS

         Section 5.1 Conduct of Business by the Seller Pending the Closing. The Seller covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in the Seller Disclosure Schedule, (iii) with the prior written (including electronic mail) consent of the Purchaser or (iv) after reasonable notice to the Purchaser, as required by, arising out of, relating to or resulting from, the Petitions or otherwise approved by the Bankruptcy Court, after the date hereof and prior to the Closing Date:

         (a) the Seller shall use commercially reasonable efforts to perform Seller's obligations under the Customer Contracts and contracts with the Employees only in the ordinary course; and

         (b) the Seller shall not take the following actions with respect to the Acquired Assets:

         (i) acquire, sell, lease or dispose of any of the Acquired Assets, or amend or modify or terminate any of the Acquired Contracts, including, without limitation, the Customer Contracts, subcontracts related thereto, and/or any agreements, arrangements, obligations or liabilities related to Employees;

         (ii) mortgage or pledge any of the Acquired Assets;

         (iii) materially change any of the accounting methods used with respect to the Acquired Assets unless required by U.S. generally accepted accounting principles or applicable law;

         (iv) offer continued opportunities of employment to any of the Employees or interfere with the Purchaser's efforts to employ, or the Purchaser's employment of, those individuals; or

         (v) authorize or enter into an agreement to do any of the foregoing.

         Section 5.2 Access and Information. Subject to applicable law and the reasonable requirements of the Seller to protect competitively sensitive information, the Seller shall afford to the Purchaser and to the Purchaser's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives reasonable access during normal business hours throughout the period prior to the Closing Date to the books, records, properties, the customers to whom Seller is providing services under the Customer Contracts, applicable vendors and subcontractors, and personnel of the Seller and its subsidiaries and affiliates, and during such period, shall furnish reasonably promptly to the Purchaser such information as the Purchaser reasonably may request.

         Section 5.3 Approvals and Consents; Cooperation; Notification.

         (a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to obtain as promptly as practicable all approvals, consents or waivers from Governmental Entities required in order to consummate the transactions contemplated by this Agreement.

         (b) Each of the Seller and the Purchaser shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or with the lapse of time would, cause any condition to the consummation of the transactions contemplated hereby not to be satisfied.

         Section 5.4 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things commercially necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

         Section 5.5 Further Assurances. In addition to the provisions of this Agreement, from time to time after the Closing Date, the Seller and the Purchaser shall use all commercially reasonable efforts to execute and deliver such other instruments of conveyance, transfer or assumption, as the case may be, and take such other action as may be reasonably requested to implement more effectively the conveyance and transfer of the Acquired Assets to the Purchaser and the assumption of the Assumed Liabilities by the Purchaser.
Section 5.6 Cure Costs. The Seller shall pay any and all cure and reinstatement costs or expenses of or relating to the assumption and assignment of the contracts, agreements or arrangements included in the Acquired Assets.

         Section 5.7 Bankruptcy Actions.

         (a) The Seller shall provide the Purchaser with copies of all motions, applications and supporting papers prepared by the Seller (including forms of orders and notices to interested parties) relating to the Purchaser or the transactions contemplated by this Agreement prior to the filing thereof in the Chapter 11 Case.

         (b) The Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to the Purchaser and to all parties entitled thereto, of all motions, orders, hearings or other proceedings relating to this Agreement or the transactions contemplated hereby.

         Section 5.8 Employment of Business Employees. The Purchaser shall make offers of employment, effective upon the Closing, to the Employees on terms and conditions that, with respect to salary, are substantially equivalent to those currently offered to each such Employee, and which terms and conditions will continue for a period of at least six (6) months in accordance with the terms set forth in Schedule 5.8. The Purchaser will also provide each Transitioned Employee with all benefits generally provided to the Purchaser's employees with similar seniority and responsibility, and the Purchaser will also provide such other benefits and assume such liabilities as specified in Schedule 5.8. Notwithstanding any of the foregoing, the Purchaser shall comply with the covenants and provisions set forth in Schedule 5.8.

         Section 5.9 Books and Records; Personnel. For a period of three (3) years after the Closing Date (or such longer period as may be required by any Governmental Entity or legal proceeding):

         (a) the Purchaser shall not dispose of or destroy any of the business records and files related to the Acquired Assets which are in its possession or under its control; and

         (b) the Purchaser shall allow the Seller and any of its directors, officers, employees, counsel, representatives, accountants and auditors access to all business records and files of the Seller, which are solely and specifically related to the Customer Contracts and the Employees, and which are reasonably required by the Seller solely for purposes related to the Chapter 11 Case and/or Tax matters, during regular business hours and upon reasonable notice, and the Seller shall have the right to make copies of any such records and files at Seller's cost.

         Section 5.10 [Intentionally Omitted].

         Section 5.11 Resolution of Claims.

         (a) Notwithstanding anything to the contrary in this Agreement or elsewhere, with respect to all liabilities that arise from the Seller's acts or omissions which occur prior to the Closing Date, and which are based in any way on the services provided by the Seller under the Customer Contracts (including, but not limited to, disputes, claims, litigation and/or liabilities based on incomplete or deficient service), subcontracts associated with the Customer Contracts, and/or any liabilities arising from employment of the Employees hired by the Purchaser, the Seller agrees as follows: either (A) all such claims, litigation and/or liabilities will be settled and disposed of prior to the Closing Date by the Seller at the Seller's expense; or (B) if such claims, litigation and/or liabilities are not so settled and disposed of prior to the Closing Date, such claims, litigation and liabilities will be treated as Excluded Liabilities.

         (b) In addition, prior to the Closing Date, the Seller must disclose to the Purchaser all known disputes, claims, litigation and other disagreements relating to the services provided by the Seller to customers under the Customer Contracts and to the subcontracts pursuant to which the Seller provides services under the Customer Contracts.

         Section 5.12 Non-competition/Non-solicitation. With respect to each of the Customer Contracts, for a period equal to the "Term" (as defined in each Customer Contract), of such Customer Contract plus an additional twelve
(12) months, the Seller will not sell managed desktop services (which term the Purchaser agrees does not include equipment leasing asset management services) to the customers specified in such Customer Contract except if otherwise expressly provided in the Deluxe Agreement. In addition, the Seller agrees not to, directly or indirectly, (A) induce or attempt to induce any Employee who becomes an employee of the Purchaser in connection with the purchase of the Acquired Assets to leave the employ of the Purchaser; or (B) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Purchaser; provided, however, the foregoing shall not prohibit the Seller or any of its affiliates from employing or otherwise engaging any such employee who responds to any general public solicitation of employment opportunities or from employing or otherwise engaging any such employee of the Purchaser terminated by the Purchaser after the Closing. Notwithstanding the foregoing, nothing in this Section 5.12 or elsewhere in this Agreement shall prevent the Seller from utilizing the CLASS or IT-CAP software for the purpose of delivering leasing or other asset management services.

         Section 5.13 Post Transition Support by Purchaser. During the term of any Customer Contract and after the Closing Date, the Purchaser shall provide to the Seller timely file outputs from the CLASS, IT-CAP or equivalent software as are necessary to facilitate billing and financial reporting under the equipment leasing portions of such Customer Contract. During the Evaluation Period and the one (1) year period after the Closing Date, following the Seller's request a reasonable time in advance, including a statement of the extent of the access desired and its purpose, and subject to the Purchaser's reasonable requirements to protect confidential information, the Purchaser shall allow the Seller and any of its directors, officers, employees, counsel, representatives, accountants and auditors timely access to all Employees and all business records relating to the Customer Contracts or the Acquired Assets as are needed by the Seller for any reasonable purpose.

         Section 5.14 Insurance. In the case of any damage to, or destruction of, the Acquired Assets occurring prior to the Closing Date that is covered by insurance maintained by the Seller or an affiliate, the Seller shall deliver all insurance proceeds realized therefrom to the Purchaser at Closing or as soon thereafter as collected by the Seller or such affiliate.

                                  ARTICLE VI

                             CONDITIONS PRECEDENT

         Section 6.1 Conditions Precedent to Obligation of the Seller and the Purchaser. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of the following condition:

         (a) the Section 363/365 Order, substantially in the form of Exhibit E attached hereto, shall have been entered by the Bankruptcy Court and such order shall not have been stayed, modified, reversed or amended.

         Section 6.2 Conditions Precedent to Obligation of the Seller. The obligation of the Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

         (a) the Purchaser shall have performed in all material respects its obligations under this Agreement required to be performed by the Purchaser at or prior to the Closing Date; and

         (b) each of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date (other than representations and warranties that are made as of a specific date, which need be true and correct as of such date), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on the Purchaser or on the ability of the Purchaser to consummate the Acquisition.

         Section 6.3 Conditions Precedent to Obligation of the Purchaser. The obligation of the Purchaser to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following additional conditions:

         (a) the Seller shall have performed in all material respects its obligations under this Agreement required to be performed by the Seller at or prior to the Closing Date;

         (b) except as would not reasonably be likely to have a Material Adverse Effect, there shall have been no change to the terms of the Customer Contracts; and

         (c) each of the representations and warranties of the Seller contained in this Agreement shall be true and correct as of the Closing Date as if made at and as of such date (other than representations and warranties that are made as of a specific date, which need to be true and correct as of such date), except where the failure of such representation and warranty to be true and correct would not have a Material Adverse Effect.

                                 ARTICLE VII

                      TERMINATION, AMENDMENT, AND WAIVER

         Section 7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of the Purchaser and the Seller.

         Section 7.2 Termination by Either the Purchaser or the Seller. This Agreement may be terminated at any time prior to the Closing Date by either the Purchaser or the Seller if the Closing Date shall not have occurred on or before March 15, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of the failure of the Closing Date to have occurred on or prior to such date.

         Section 7.3 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall as promptly as practicable be given to the other party to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, (a) there shall be no liability or obligation on the part of the Seller, the Purchaser or their respective officers, directors and affiliates, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to Sections 7.3, 9.6, 9.7 and 9.11, (ii) that a party that is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including, without limitation, any expenses, including the reasonable fees and expenses of attorneys, accountants and other agents incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

                                 ARTICLE VIII

                         SURVIVAL AND INDEMNIFICATION

         Section 8.1 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto. All covenants and agreements shall survive the Closing and shall be fully effective and enforceable until the covenant or agreement has been fully performed in all material respects. All representations and warranties shall survive the Closing for a period of nine (9) months after Closing, at which time such representations and warranties shall cease to have any further force and effect, and any claims to be made by Purchaser hereunder for a breach of any such representations or warranties must be made prior to any such expiration. Notwithstanding anything to the contrary contained herein, the representations and warranties made by any party to this Agreement shall not be affected by any investigation, verification or examination by any other party or by anyone on behalf of any such party in connection with their due diligence review or otherwise.

         Section 8.2 Indemnification by Purchaser. Subject to the provisions of Section 7.3, the Purchaser shall indemnify and hold the Seller harmless from and against any and all loss, cost, damage, expense (including court costs and reasonable attorneys' fees), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any breach of any representation or warranty or failure to fulfill any covenant or agreement of Purchaser contained herein or (ii) the Assumed Liabilities.

         Section 8.3 Indemnification by the Seller. The Seller shall indemnify and hold the Purchaser harmless from and against any and all loss, cost, damage, diminution of value, expense (including court costs and reasonable attorneys' fees) suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any breach of representation or warranty or failure to fulfill any covenant or agreement of the Seller contained in this Agreement or any agreement, instrument or document contemplated hereby, or (ii) the Excluded Liabilities.

         Section 8.4 Notice and Defense of Claims. Each indemnified party agrees to give the indemnifying party prompt written notice of any event or matter for which such indemnified party intends to assert a right of indemnification under this Agreement; provided that any failure to provide such notice shall not reduce the amount of indemnification to which the indemnified party is otherwise entitled, except to the extent that such failure prejudices the indemnifying party. If a third party claim is made for which an indemnified party is entitled to indemnification pursuant to this
Article VIII, then the indemnifying party shall be entitled to participate in the defense of such claim and the indemnifying party may assume primary responsibility for the defense of such claim with counsel selected by the indemnifying party and not reasonably objected to by the indemnified party. If the indemnifying party assumes the defense of a third party claim as set forth in this paragraph, then (i) in no event shall the indemnified party admit any liability with respect to, or settle, compromise or discharge, any such claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld, (ii) the indemnified party shall be entitled to participate in, but not control, the defense of such claim with its own counsel at its own expense, and (iii) in no event shall the indemnifying party enter into any settlement or compromise without the written consent of the indemnified party, which shall not be unreasonably withheld. If the indemnifying party does not assume the defense of any such claim, the indemnified party may defend such claim in a manner as it may deem appropriate (including, but not limited to, settling such claim on such terms as the indemnified party may deem appropriate). Any claim by either party for indemnification hereunder must be asserted in writing prior to the expiration of the survival period set forth in Section 8.1.

         Section 8.5 Liability Minimum and Limit on Liability. Notwithstanding anything to the contrary in this Agreement, the Purchaser will not have the right to receive any compensation for any claims, losses or damages suffered by the Purchaser due to breaches by the Seller of any representations or warranties or covenants under this Agreement, which are, in the aggregate, less than the sum of One Hundred Thousand Dollars ($100,000.00). Notwithstanding anything to the contrary in this Agreement, the Seller's total liability to the Purchaser for all claims, losses or damages of any kind under this Agreement, the Transition Services Agreement and the Software License Agreement will not exceed the sum of One Million Five Hundred Thousand Dollars ($1,500,000.00); provided, however, that the Seller's liability to the Purchaser for any claims, losses or damages related to the Excluded Liabilities shall not be subject to such sum.

         Section 8.6 Exclusive Remedy. The indemnification provided for in this Article VIII shall be the exclusive remedy for the Purchaser to assert monetary claims for any and all losses, costs, damages, diminution in value, expenses (including court costs and reasonable attorneys' fees), suits, actions, claims, deficiencies, liabilities or obligations related to, caused by or arising from, (i) the breach of any representation or warranty made by the Seller in this Agreement, the Transition Services Agreement or the Software License Agreement, (ii) the failure to perform any covenant, agreement or undertaking contained in this Agreement, the Transition Services Agreement or the Software License Agreement on the part of the Seller or (iii) the Excluded Liabilities; provided, however, that the foregoing shall not prohibit or restrict the Purchaser from pursuing any additional remedies that are expressly provided to the Purchaser under the Software License Agreement or seeking or being granted equitable relief under this Agreement, the Transition Services Agreement or the Software License Agreement.

                                  ARTICLE IX

                              GENERAL PROVISIONS

         Section 9.1 Taxes. The Seller and the Purchaser shall use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Purchaser hereunder from any sales, use, transfer and documentary taxes or fees (collectively, "Transfer Taxes"), payable in connection with such sale, conveyance, assignments, transfers and deliveries, to the extent provided by
Section 1146(c) of the Bankruptcy Code. In the event that any Transfer Taxes are payable with respect to such sale, conveyance, assignments, transfers or deliveries, such Transfer Taxes shall be equally shared by the Seller and the Purchaser.

         Section 9.2 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed given upon
(a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, or (c) the expiration of five (5) business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

         (a) If to the Purchaser, to

                   T-Systems Inc.
                   701 Warrenville Road
                   Lisle, Illinois 60532
                   Telecopy:  (630) 493-6135
                   Attention: Corporate Counsel

                   with copies to

                   T-Systems Inc.
                   701 Warrenville Road
                   Lisle, Illinois 60532
                   Telecopy:  (630) 493-6135
                   Attention: Chief Financial Officer

                   and

                   Gordon & Glickson LLC
                   Suite 3600
                   444 N. Michigan Avenue
                   Chicago, Illinois 60611
                   Telecopy:  (312) 321-9324

                   Attention:  Scott L. Glickson, Esq.
                               Mark L. Gordon, Esq.

                   If to the Seller, to

                   Comdisco, Inc.
                   6111 North River Road
                   Rosemont, Illinois 60018
                   Telecopy:  (847) 518-5088
                   Attention: Robert Lackey, Esq.

                   Senior Vice President and Chief Legal Officer

                   with a copy to

                   Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive, Suite 2100
                   Chicago, Illinois 60606
                   Telecopy: (312) 407-0411
                   Attention:  John Wm. Butler, Jr., Esq.
                               Charles W. Mulaney, Jr., Esq.

         Section 9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.4 Entire Agreement; Assignment. Except for the Confidentiality Agreement, dated September 28, 2001, between the Purchaser and the Seller, this Agreement (including the Exhibits, Schedules and the other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto and (b) shall not be assigned by operation of law or otherwise.

         Section 9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to the rules of conflict of laws of the State of Illinois or any other jurisdiction. For so long as the Chapter 11 Case is pending, each of the parties hereto irrevocably and unconditionally consents to submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any litigation relating thereto except in such court) and waives any objection to the laying of venue of any such litigation in the Bankruptcy Court.

         Section 9.6 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses.

         Section 9.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto and approved, if necessary, by the Bankruptcy Court.

         Section 9.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         Section 9.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

         Section 9.10 Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.11 Payments Received. The Seller and the Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which properly belongs to the other party and will account to the other for all such receipts. From and after the Closing, the Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by the Purchaser on account of the Acquired Assets transferred to Purchaser hereunder.

                                  ARTICLE X

                                  DEFINITIONS

         As used herein, the terms below shall have the following meanings:

         "AAA" has the meaning set forth in Section 1.6(c)(vi).

         "Acquired Assets" has the meaning set forth in Section 1.1.

         "Acquired Contracts" has the meaning set forth in Section 3.12(a)(i).

         "Acquisition" has the meaning set forth in the Recitals.

         "Additional Revenue" has the meaning set forth in Section 1.7(b).

         "Adjustment Period" has the meaning set forth in Section 1.7(c).

         "Adjustments" has the meaning set forth in Section 1.7(b).

         "Agreement" has the meaning set forth in the Preamble.

         "Assumed Liabilities" has the meaning set forth in Section 1.3.

         "Assumption Agreement" has the meaning set forth in Section
2.2(a)(iv).

         "Bankruptcy Code" has the meaning set forth in the Recitals.

         "Bankruptcy Court" has the meaning set forth in the Recitals.

         "Business" has the meaning set forth in the Recitals.

         "Bid Deposit Payment" has the meaning set forth in Section 1.6(a)(i).

         "Cash Payment" has the meaning set forth in Section 1.6(a)(ii).

         "Chapter 11 Case" has the meaning set forth in the Recitals.

         "Closing" has the meaning set forth in Section 2.1.

         "Closing Date" has the meaning set forth in Section 2.1.

         "COBRA" has the meaning set forth in Section 3.14(f).

         "Code" has the meaning set forth in Section 3.13(a)(iii).

         "Customer Contracts" has the meaning set forth in Section 1.1(b)(i).

         "Deluxe Agreement" has the meaning set forth in Section 2.2(a)(vii).

         "Employees" has the meaning set forth in Section 1.1(b)(iii).

         "ERISA" has the meaning set forth in Section 3.14(a).

         "Evaluation Period" has the meaning set forth in Section 1.6(b)(ii).

         "Excluded Assets" has the meaning set forth in Section 1.2.

         "Excluded Contracts" has the meaning set forth in Section 1.2(d).

         "Excluded Liabilities" has the meaning set forth in Section 1.4.

         "Evaluation Period" has the meaning set forth in Section 1.6(c)(ii).

         "First Payment" has the meaning set forth in Section 1.6(a)(ii).

         "Governmental Entity" means any domestic federal, state, provincial, local, county or municipal government, governmental, judicial, regulatory or administrative agency, commission, board, bureau or other authority or instrumentality.

         "Holdback" has the meaning set forth in Section 1.6(c).

         "Holdback Notice" has the meaning set forth in Section 1.6(c)(v).

         "Holdback Notice Date" has the meaning set forth in Section
1.6(c)(v).

         "Holdback Payment" has the meaning set forth in Section 1.6(c)(iii).

         "Holdback Period" has the meaning set forth in Section 1.6(c)(vi).

         "Legal Requirements" has the meaning set forth in Section 3.4.

         "Material Adverse Effect" means any event, condition, or matter in respect of the operation of the Acquired Assets or the Assumed Liabilities that in the aggregate results in or has a material adverse effect on the financial condition or operation of the Acquired Assets taken as a whole; provided, however, that, the effects of changes that (i) are generally applicable to (A) the industries and markets in which the Business operates or
(B) the United States and global economies or (ii) relate to foreign currency exchange rate fluctuations, shall in each case be excluded from the determination of Material Adverse Effect; and provided, further, that any adverse effect on the Business, taken as a whole, resulting from the execution of this Agreement and the announcement of this Agreement, the Chapter 11 Case and the other transactions contemplated by this Agreement shall also be excluded from the determination of Material Adverse Effect.

         "Permits" has the meaning set forth in Section 3.8(b).

         "Petitions" has the meaning set forth in the Recitals.

         "Projected Comdisco Cost Only" has the meaning set forth in Section 1.6(c)(ii).

         "Projected Gross Profits" has the meaning set forth in Section
1.6(b)(i).

         "Projected Revenue" has the meaning set forth in Section 1.7(a).

         "Purchase Price" has the meaning set forth in Section 1.5.

         "Purchaser" has the meaning set forth in the Preamble.

         "Runoff Term" has the meaning set forth in Section 1.6(b)(i).

         "Section 363/365 Order" means an order of the Bankruptcy Court, in substantially the form attached hereto as Exhibit E, approving the sale of the Acquired Assets and assumption/assignment of the executory contracts and Assumed Liabilities under this Agreement pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, that has not been reversed, stayed, modified or amended in any material respects prior to the Closing Date.

         "Seller" has the meaning set forth in the Preamble.

         "Seller Benefit Plans" has the meaning set forth in Section 3.14(a).

         "Seller Disclosure Schedule" has the meaning set forth in the introductory paragraph to Article III.

         "Seller SEC Documents" means all forms, reports, schedules, statements and other documents required to be filed by the Seller since September 30, 2000 under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended (as such documents have been amended since the time of their filing).

         "Software License Agreement" has the meaning set forth in Section 2.2(a)(v).

         "Tangible Personal Property" has the meaning set forth in Section 1.1(b)(v).

         "Tax" has the meaning set forth in Section 3.13(a)(i).

         "Tax Returns" has the meaning set forth in Section 3.13(a)(ii).

         "Trademarks" means all trademarks, logos, service marks, trade names, trade dress and other source indicators.

         "Transfer Taxes" has the meaning set forth in Section 9.2.

         "Transition Services Agreement" has the meaning set forth in Section 2.2(a)(vi).

         "Transitioned Employee" has the meaning set forth in Section
1.1(b)(iii).

         "Verified Projected Gross Profits" has the meaning set forth in
Section 1.6(b)(ii).

         "WARN" has the meaning set forth in Section 3.14(g).


         IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Agreement to be executed on their behalf by their officers thereunto duly authorized, as of the date first above written.

                                 COMDISCO, INC.


                                 By:  /s/ Michael A. Fazio
                                      ----------------------------
                                 Name:  Michael A. Fazio
                                 Title: President and Chief Operating Officer


                                 T-SYSTEMS INC.


                                 By:  /s/ Gregory W. Therkatsen
                                      ----------------------------
                                 Name:  Gregory W. Therkatsen
                                 Title: Senior Vice President

                              TABLE OF SCHEDULES

Schedule 1.1(b)(i)         Customer Contracts
Schedule 1.1(b)(ii)        Vendor and/or Service Contracts
Schedule 1.1(b)(iii)       Employees
Schedule 1.1(b)(v)         Tangible Personal Property
Schedule 1.1(b)(viii)      Books and Records
Schedule 1.1(b)(ix)        Other Acquired Assets
Schedule 1.2(d)            Excluded Contracts
Schedule 1.2(j)            Other Excluded Assets
Schedule 1.6               Gross Profit Projections
Schedule 1.8               Allocation of Purchase Price for Tax Purposes
Schedule 3.9(c)            Historical Data
Schedule 3.12(a)(i)        Enforceability of Customer Contracts
Schedule 3.12(a)(v)        Disclosures Regarding Acquired Contracts
Schedule 3.14              Disclosures Regarding Seller Benefit Plans
Schedule 3.14(a)           Seller Benefit Plans
Schedule 5.8               Employee Benefits and Related Obligations


                               TABLE OF EXHIBITS

Exhibit A                  Form of Bill of Sale and Assignment
Exhibit B                  Form of Assumption Agreement
Exhibit C                  Form of Software License Agreement
Exhibit D                  Form of Transition Services Agreement
Exhibit E                  Form of Section 363/365 Order

                                 Schedule 5.8

                   Employee Benefits and Related Obligations

A.       The Purchaser shall provide the following with respect to all
Employees:

              1. No later than five (5) days prior to the Closing Date, the Purchaser shall make offers of employment to, effective as of the Closing, the twenty-eight (28) Employees of the Seller identified in
         Schedule 1.1(b)(iii) in accordance with the terms set forth below.

              2. The Purchaser shall offer to each Transitioned Employee a base salary equal to or better than the base salary such Transitioned Employee was earning on December 15, 2001. In addition, Purchaser will offer each Transitioned Employee a performance bonus in accordance with the Purchaser's general policies relating to such bonuses. Each Transitioned Employee shall be qualified for all benefits provided to the Purchaser's employees, in accordance with the Purchaser's policies. Each Transitioned Employee shall be given full service credit for the purpose of eligibility, vesting and accruals in the Purchaser's benefits programs, including, but not limited to, vacation and 401(k).

              3. As of the Closing Date, the Transitioned Employees and their respective eligible dependents shall be fully covered under the Purchaser's health, dental, vision and other medical benefits plans as of the first day of the month following the day on which such Transitioned Employees become employees of the Purchaser; provided, however, that such coverage under the Purchaser's health, dental, vision and other medical benefits plans shall be conditioned on the timely completion by the Transitioned Employee of any forms or other documentation as required under such of the Purchaser's benefits plans. If necessary, in order to ensure that no lapse in coverage occurs for any Transitioned Employee, the Purchaser shall pay for COBRA coverage for the period following the Closing until such date that the Transitioned Employees are covered under the Purchaser's health, dental, vision and other medical benefits plans.

              4. As of the Closing Date, the Purchaser shall take all steps reasonably necessary to allow the Transitioned Employees currently located in Seller's Rosemont, Illinois office to transfer their work location to Purchaser's offices in Lisle, Illinois at a time to be determined by Purchaser, which shall be no later than sixty (60) calendar days after the Closing Date.

              5. As of the Closing Date, Purchaser shall guarantee each Transitioned Employee continued employment with Purchaser for a period of six (6) months after the Closing Date, in accordance with the following terms. In the event that Purchaser terminates any Transitioned Employee other than for cause during such six-month period, Purchaser shall pay such Transitioned Employee, within 30 days of the employee's termination date (or earlier if required by law), the greater of: (i) a lump sum payment amount equivalent to the salary or wages and retention bonuses that the Transitioned Employee would have been entitled to receive had he or she been employed throughout the remainder of the six-month period; or (ii) an amount equal to two (2) months of salary or wages (in the form of salary continuation), and two months of health benefits (including Purchaser's health, dental, vision and other medical benefits plans, in the form of a lump sum payment equal to two months' COBRA payments), at the monthly rates in effect in the two-month period immediately prior to such Transitioned Employee's termination date; provided, further, that the payment obligations set forth in this paragraph 5 shall not apply to any Transitioned Employee who voluntarily terminates his or her employment with the Purchaser during such six-month period. Notwithstanding the foregoing, the Purchaser reserves the right to terminate any Transitioned Employee at any time for cause.

              6. (a) Effective as of the Closing, each Transitioned Employee shall be eligible to receive from the Seller a payment in an amount equal to the unused vacation days/hours that were accrued with the Seller as of the Closing Date. Notwithstanding any provision to the contrary in this Agreement or the Schedules thereunder, within five
         (5) days of the Closing Date, the Purchaser shall reimburse the Seller for half of the aggregate amount of any such vacation benefit payments made by the Seller to the Transitioned Employees; provided, however, that such reimbursement shall not exceed Thirty Five Thousand Dollars ($35,000.00).

         (b) Following the Closing Date, upon the request of the Purchaser, the Seller shall provide to the Purchaser within five (5) days of such request, for each Transitioned Employee, the number of accrued but unused vacation days/hours as of the Closing Date under the Seller's vacation benefit policy. All accrued vacation time for all Employees who do not accept Purchaser's offer of employment will be Excluded Liabilities.

B. Purchaser may request that each Transitioned Employee submit to a background check and drug test, in accordance with the Purchaser's policy of requiring such verifications from all new employees. Purchaser's obligation to employ any Transitioned Employee will be subject to the results of such check and test.

C.       The Seller shall provide the following with respect to all Employees:

              1. The Seller shall be solely responsible for the payment, in accordance with the Seller's policies and plans, of all employee incentive bonuses of any kind that are attributable to service by the Employees to the Seller before the Closing Date, and/or that accrue and vest prior to the Closing Date. The Seller shall be solely responsible for the payment, in accordance with the Seller's policies and plans, of all retention bonuses that are attributable to the Employees' service with the Seller prior to the Closing Date, and/or that accrue and vest prior to the Closing Date, and the Purchaser shall be solely responsible for the payment, in accordance with the Seller's policies and plans, of all retention bonuses that are attributable to the Transitioned Employees' service with the Purchaser as of and following the Closing Date. Notwithstanding any provision in the Agreement or this Schedule 5.8, the Seller shall not be liable for or responsible for the payment of any benefits (including, without limitation, disability benefits and unemployment benefits) that may be payable to any Transitioned Employee as of or following the Closing Date and, for the avoidance of doubt, the Purchaser shall be liable for and solely responsible for the payment of any benefits (including without limitation, disability benefits and unemployment benefits) that may be payable to any Transitioned Employee as of and following the Closing Date. Further, the Purchaser shall indemnify and hold the Seller, its affiliates and their respective employees, officers directors, agents successors and assigns, harmless from and against any and all losses, liabilities, obligations or damages (including without limitation, any penalties or assessments imposed by any governmental agency) with respect to the Transitioned Employees arising or occurring after the Closing Date.

              2. The Seller shall assist in providing a COBRA election for any Transitioned Employee and his or her eligible dependents for whom such election is requested by the Purchaser, provided that the Purchaser shall remain responsible for all costs thereof, and the Purchaser shall indemnify and reimburse the Seller for all costs and liabilities associated with such COBRA coverage for the entire period elected by such Transitioned Employee and his or her eligible dependents.

              3. The Seller shall allow the Transitioned Employees to work from the Seller's offices in Rosemont, Illinois for up to sixty (60) calendar days after the Closing Date.

              4. The Seller shall take all steps reasonably necessary to allow the Transitioned Employees currently located in the Seller's Rosemont, Illinois office to transfer their work location to the Purchaser's offices in Lisle, Illinois no later than sixty (60) calendar days after the Closing Date.